Exhibit 10.4

SUPPLY AND DISTRIBUTION AGREEMENT

This Supply and Distribution Agreement (this “Agreement”) is entered as of February 1, 2026, (the “Effective Date”) by and between iPower Inc. (“Supplier”) and Global Product Marketing, Inc., a Nevada corporation (“Distributor”), and Supplier’s shareholder, ETTS AI Investment LLC, a Nevada limited liability Company (the “Shareholder”). Distributor and Supplier may each be referred to herein as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Supplier sells certain products, including garden, in-home farming, home goods and pet supplies, among others, and,

WHEREAS, Distributor desires to have the right to purchase such products from Supplier and resell them in certain territories as Supplier’s exclusive distributor in the Territory.

NOW, THEREFORE, the Parties agree as follows:

Agreement

1.	Definitions. As used herein, capitalized terms will have the meanings set forth below.

1.1 “Affiliate” means, with respect to an entity, any other entity controlling, controlled by or under common control with, such entity. The term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with”, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.2 “Customer” means (a) any third parties in the Territory to whom Distributor sells Products for such third party’s own use or (b) any Subdistributor in the Territory to whom Distributor sells Products for further distribution to third parties in the Territory.

1.3 “Lead Time” means the period of time, set forth on Exhibit A, required by Supplier, from the date of Supplier’s receipt of a Purchase Order, to deliver a Product to Distributor.

1.4 “Purchase Order” means a written, faxed, or emailed purchase order issued by Distributor to Supplier for the purchase of Products.

1.5 “Product” means the SKUs listed on Exhibit A, as it may be amended by the mutual agreement of the Parties from time to time in accordance with this Agreement.

1.6 “Subdistributor” has the meaning given in Section 2.2.

1.7 “Term” has the meaning given in Section 10.2.

1.8 “Territory” means the territory set forth in Exhibit A.

1.10“Commencement Date” means February 1, 2026.

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2.	Appointment

2.1 Appointment. Effective on the Commencement Date, Supplier hereby appoints Distributor, and Distributor hereby accepts appointment, as Supplier’s exclusive distributor of the Products in the Territory. Distributor agrees to sourcing exclusively from Supplier on all SKUs listed in Exhibit A.

2.2 Subdistributors. Distributor shall have the right to appoint its Affiliates, representatives or independent contractors as subdistributors to market and sell the Products and services related thereto in the Territory (collectively, the “Subdistributors”).

2.3 Freedom to Compete. Nothing in this Agreement shall be construed as prohibiting or restricting Distributor from developing, having developed, independently acquiring, distributing, or marketing products that are competitive in any manner with the Products.

3.	Distributorship Terms

3.1 Marketing. Distributor will use commercially reasonable efforts to market, sell and promote the Products in the Territory. Distributor will place an initial Purchase Order and purchase at least the minimum annual volumes specified in Exhibit A. Supplier will participate in regular meetings with Distributor at least once a year. As mutually agreed, Supplier will participate in trade shows, product training, tastings, demonstrations, and market visits. Supplier will bear all expenses related to Supplier’s participation. Distributor and Supplier will mutually establish the prices it charges to Customers to whom Distributor distributes the Products. The foundation for the pricing will be the prices in Exhibit A.

3.2 Branding. Distributor shall use the Supplier’s Marks to identify the Products and in all materials used to advertise, market, or promote the Products in a manner mutually acceptable to Supplier and Distributor.

3.3 Warranties. Unless otherwise authorized by Supplier, Distributor will not make any representations, warranties, or guarantees on Supplier’s behalf that are inconsistent with the representations furnished by Supplier or the warranties in this Agreement. Distributor may pass through to Customers the Product-related warranties set forth in this Agreement, and Distributor may also assign to Customers and Subdistributor Distributor’s rights thereunder.

4.	Other Duties of Supplier

4.1 No Sales in Territory. Supplier will not market, sell or offer for sale any Products directly or indirectly to Customers in the Territory, nor appoint any other distributors of Products in the Territory. Supplier will promptly refer to Distributor any and all orders and inquiries relating to the Products originating inside the Territory, as well as those originating outside the Territory to the extent that the orders or inquiries originating outside the Territory relate to Products intended for use inside the Territory. To the extent permitted under applicable law, Supplier will require in its agreements with other distributors that such distributors will not (a) solicit Customers or potential customers of the Products inside the Territory, (b) solicit Customers or potential customers of the Products outside the Territory where such Customers or potential customers intend to use the Products inside the Territory, and (c) establish or maintain, directly or indirectly, any distribution outlet for the Products in the Territory.

4.2 Products. Subject to the terms of this Agreement, Distributor may purchase from Supplier, and Supplier will sell to Distributor, Products, for use and resale in the Territory.

4.3Insurance. During the Term, Supplier shall obtain, and maintain in full force and effect, liability insurance with limits of not less than US$ 1,000,000, insuring against all liabilities (including product liability) arising from the production, manufacture or consumption of the Products.

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5.	Delivery; Pricing; Payment; Amp Spending; Right of First Refusal

5.1 Delivery.

5.1.1 Purchase Order. From time to time during the Term, Distributor will submit to Supplier Purchase Orders for the Products. Each Purchase Order will specify: (i) the name, product number and quantity of each Product ordered; (ii) the unit price of each Product purchased and the total purchase price; (iii) the billing ship-to addresses; (iv) the delivery date; and (v) any special instructions or other pertinent requirements of the Purchase Order. All Purchase Orders will be deemed accepted upon receipt by Supplier, and Supplier will fulfill all Purchase Orders placed by Distributor under this Agreement.

5.1.2 Title. Title to and risk of loss of the Products shall pass from Supplier to Distributor upon Distributor’s collection of the Products from Supplier’s facility.

5.2 Pricing. Distributor will pay Supplier for each Product purchased under a Purchase Order on terms mutually agreed to, except as reduced in accordance with this Agreement. Supplier may reduce the purchase price of any Product at any time during the Term of this Agreement. Reductions in the purchase price of any Product shall apply to any Purchase Orders for which delivery of Products has not occurred as of the date of such reduction. Supplier agrees, upon request by Distributor, to negotiate in good faith reductions in the purchase prices as necessary to respond to market and competitive conditions. Any price increases from Supplier to Distributor during the Term of this Agreement must be mutually agreed to in writing by Supplier and Distributor. Supplier has the right to add up to 15% of margin on top of the net cost as its margin.

5.3 Most Favored Customer. Supplier warrants to Distributor that the price charged to Distributor for any particular Product is as of the Effective Date and will be no higher than the lowest price Supplier offers for the same products purchased by third parties during the Term of this Agreement. If at any time during the Term of this Agreement, Supplier offers or sells the same products to a third party at a lower price than the purchase prices set forth herein, Supplier will immediately notify Distributor and reduce the purchase prices for the Products to such lower price on any pending and future Purchase Orders for the Products hereunder. Exhibit A shall be revised upon any such reduction.

5.4 Co-Marketing Fee. Distributor shall charge Supplier a Co-Marketing Fee on all sales, which shall be detailed in a separate agreement.

5.5 Payment. All payments will be in U.S. dollars, unless otherwise mutually agreed in advance by the Parties in writing. Distributor will pay Supplier the undisputed amount for Products purchased on a Purchase Order within seven (7) days after Supplier’s receipt of payment from its customer(s). The exact payment terms can be updated from time to time upon the Parties’ mutual written consent. All invoices hereunder will be dated no earlier than the date that corresponds with Supplier’s actual delivery of the Products on the applicable Purchase Order to which the invoice relates. Distributor will have the right to offset any past credits for returns against future invoices.

5.6 Payment Against Promissory Note. The Parties hereby consent and agree that amounts identified as “Margin” (i.e. IPW Cost X Margin on purchases of the “Existing SKUs” ) shall be applied dollar-for-dollar as a credit/offset against the outstanding amounts due under the promissory note, dated February 1, 2026, between IPW and the Shareholder (the “Note”), applied in the following order unless the Note requires otherwise: (i) accrued interest, then (ii) principal. The Parties intend that the credit/offset will reduce amounts owed under the Note.

6. Trademark License. iPower Inc shall finish transferring all existing product trademarks to GPM except for the “iPower” trademark. Supplier hereby grants to Distributor a non-exclusive license to use those trademarks that Supplier places on the Products (the “Supplier Marks”) and in Distributor’s advertising and printed materials for the Products during the Term. Supplier has inspected, is familiar with, and approves the quality of other products and services distributed by Distributor that are of the same general nature as the Products and services related thereto. The quality of the Products and services related thereto and distributed or performed by Distributor in connection with Supplier Marks shall be substantially the same quality as of such other products and services distributed by Distributor.

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7.	Warranty; Indemnity

7.1 General Warranties. Each Party represents and warrants to the other that it has full power and authority to enter into and perform its obligations under this Agreement, that the person .signing this Agreement on such Party’s behalf has been duly authorized and empowered to enter into this Agreement on behalf of such Party hereto, and that such Party’s entry into and performance under this Agreement will not conflict with or result in a breach or violation of any of the terms or provisions, or constitute a default under, any other agreement by which such Party is bound.

7.2 Product Warranties. Supplier represents and warrants that each Product will (i) be merchantable and salable, (ii) be free from defects in quality; (iii) be fit for the purposes for which it is intended, and (iv) not infringe or misappropriate any third party’s copyright, patent, trade secret, trademark, or other proprietary or intellectual property rights. Supplier will, for any breach of the forgoing warranties, at its own expense and at its option, either (i) replace such Product with a conforming Product; or (iii) provide a pro-rated credit or refund to Distributor of the payment made by Distributor for such non-conforming Product. Unless Supplier reasonably demonstrates a returned Product conforms with the warranties set forth in this Section 7.2, Supplier shall pay the costs of all shipping and insurance of the defective Product (including, upon replacement, return of the same or replacement item to the original location) and assume the risk of loss during shipping. All replaced Products under this Section 7.2 shall be subject to the same warranties as provided herein.

7.3 Indemnity

7.3.1 By Supplier. Supplier shall hold harmless, indemnify and defend Distributor and its officers, directors, employees, shareholders, Customers, agents, successors and assigns from and against any and all losses, damages, liabilities, settlements, costs and expenses (including attorneys’ and professionals’ fees and other legal expenses) incurred by any of the foregoing indemnitees, resulting from or arising out of any claim, demand or cause of action (“Claim”) relating to (i) a breach of the warranties set forth in Sections 7.1 and 7.2, or (ii) any other breach of this Agreement, or (iii) product liability in any way relating to the Products or services related thereto. If the manufacture, import, service, support, distribution, use or sale of any Product is enjoined or becomes the subject of a claim of infringement, Supplier shall obtain such licenses, or make such replacements or modifications, as are necessary to continue the manufacture, distribution, use or sale of such Product without infringement while retaining substantially the original functionality of such Product. If Supplier is unable to achieve either of the foregoing within thirty (30) days after receipt of notice thereof, Supplier shall promptly credit or refund to Distributor the payment made by Distributor for the infringing Product, plus all shipping, storage, and associated costs, of any Products returned freight collect to Supplier.

7.3.2 By Distributor. Distributor will defend any Claim against Supplier by a third party to the extent such Claim arises from willful misconduct or gross negligence of Distributor in the performance of its activities in connection with the Products under this Agreement. Distributor will pay those costs and damages finally awarded by a court of competent jurisdiction that are specifically attributable to such Claim or those costs and damages agreed to in a monetary settlement of such Claim (including attorneys’ and professionals’ fees and other legal expenses). This Section 7.4.2 states Distributor’s entire liability and Supplier’s sole and exclusive remedy for any third party Claims against Supplier arising from or relating to the Products or Distributor’s activities related thereto.

7.3.3 Conditions of Indemnity. The obligations set forth in Section 7.4.1 and Section 7.4.2 are contingent upon (i) the Party seeking indemnification (the “Indemnified Party”) giving prompt written notice to the Party providing the indemnification (the “Indemnifying Party”) of any such Claim (where the absence of such prompt notice has a material adverse effect to the Indemnifying Party’s defense of the Claim); (ii) the Indemnified Party allowing the Indemnifying Party to have sole control of the defense and related settlement negotiations for the Claim; provided that the Indemnifying Party shall have no right to incur any liability on behalf of the Indemnified Party without the Indemnified Party’s prior written consent; and (iii) the Indemnified Party fully assisting and co-operating in the defense and settlement negotiations as reasonably requested by the Indemnifying Party so long as the Indemnifying Party pays the Indemnified Party’s reasonable out-of-pocket expenses.

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8.	Confidentiality

8.1 Confidential Information. Each Party (the “Disclosing Party”) may from time to time during the Term disclose to the other Party (the “Receiving Party”) certain information regarding the Disclosing Party’s business, including technical, marketing, financial, employee, planning, and other confidential or proprietary information (“Confidential Information”). The Disclosing Party will identify all Confidential Information disclosed as confidential at the time of disclosure. Regardless of whether so identified, however, any information that the Receiving Party knew or should have known, under the circumstances, was considered confidential or proprietary by the Disclosing Party, will be considered the Confidential Information of the Disclosing Party.

8.2 Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party other than for performing its obligations or exercising its rights under this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees, advisors, or contractors of the Receiving Party (including Subdistributors in the case of Distributor being the Receiving Party) who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder. The Receiving Party will protect the Disclosing Party’s Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

8.3 Exceptions. The Receiving Party’s obligations under Section 8.2 will not apply to any information if such information: (a) was already lawfully known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) was disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) was independently developed by the Receiving Party without access to, or use of, the Disclosing Party’s Confidential Information. Notwithstanding anything to the contrary, the Products and all documentation and materials related to the Products are non-confidential and not subject to the restrictions of this Section 8.

8.4 Permitted Disclosures. Notwithstanding anything contained to the contrary in this Section 8, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement in connection with a legal proceeding; or (iii) required by law or by the order of a court or similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party’s request and expense, in any lawful action to contest or limit the scope of such required disclosure.

8.5 Return of Confidential Information. The Receiving Party will return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party’s possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first.

8.6 Confidentiality of Agreement. Neither Party will disclose any terms of this Agreement to anyone other than its attorneys, accountants, and other professional advisors under a duty of confidentiality except (a) as required by law or (b) pursuant to a mutually agreeable press release or (c) in connection with a proposed merger, financing, or sale of such Party’s business (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement with such Party that is at least as protective of the other Party as this Section 8).

9.	Limitation of Liability. DISTRIBUTOR WILL NOT BE LIABLE FOR ANY LOST PROFITS, OR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER (INCLUDING LOSS OF GOODWILL) REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY EVEN IF DISTRIBUTOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. DISTRIBUTOR’S AGGREGATE CUMULATIVE LIABILITY FOR ALL CLAIMS ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR THEORY OF LIABILITY SHALL NOT EXCEED THE AMOUNT PAID (OR PAYABLE) TO SUPPLIER FOR PRODUCTS PURCHASED FROM SUPPLIER IN THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE ON WHICH THE CLAIM FIRST AROSE. THE FOREGOING LIMITATIONS OF LIABILITY SHALL BE ENFORCED TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW.

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10.	Term and Termination

10.1 Term. The term of this Agreement shall commence as of the Effective and terminate after a period of five (5) years unless sooner terminated pursuant to Section 10.2 (the “Initial Term”). This Agreement will automatically be extended for successive renewal terms of two (2) years each (each, a “Renewal Term”, and together with the Initial Term the “Term”) unless either Party provides written notice of non-renewal to the other Party at least ninety (90) days before the expiration of the-then current Term; and, provided further, Supplier agrees that it will not issue a notice of non-renewal so long as Distributor is not in material breach of the Agreement as of the effective date of renewal.

10.2 Termination. Either Party may terminate this Agreement due to a material breach by the other Party provided that such breach has not been cured within sixty (60) days of the notice of termination (if such breach is capable of cure). In addition, either Party may terminate this Agreement, immediately upon written notice to the other Party, if the other Party becomes insolvent, makes a general assignment for the benefit of creditors, suffers a receiver to be appointed for it, or becomes unable to pay its debts in the ordinary course as they become due.

10.3 Effects of Termination. Upon termination of this Agreement, Distributor may, at its option, continue to distribute its on-hand inventory of the Products in accordance with the terms and conditions of this Agreement or return such Products to Supplier for a full refund of the payment made by Distributor for such Products. Each Party shall return to the other Party all Confidential Information of the other Party in its possession, provided that Distributor will be entitled to retain Supplier’s Confidential Information for Distributor’s exercise of its rights with respect to any on-hand inventory of the Products existing at the time of termination of the Agreement as provided in this Section 10.3. Distributor shall return all Supplier Confidential Information promptly following the earlier of the end of the one (1) year period following the applicable termination date and the date of exhaustion of the inventory of the Products. The provisions of Sections 1 (Definitions), 7 (Warranty, Indemnity), 8 (Confidentiality), 9 (Limitation of Liability), this 10.3, and 11 (General) shall survive the termination of this Agreement by either Party for any reason.

11.	General

11.1 Assignment. Neither Party may assign or transfer, by operation of law or otherwise, this Agreement or delegate any of its rights or obligations hereunder without the other Party’s prior written consent, such consent not to be unreasonably withheld; provided that either Party may, without such consent, assign this Agreement to an Affiliate or in connection with a merger, acquisition, corporate reorganization, resolution, or sale of all or substantially all of its assets not involving a direct competitor of the other party. Any assignment in violation of this Section 11.1 shall be void and of no effect. Any permitted assignee must agree to be bound by the terms of this Agreement. Subject to the foregoing, this Agreement shall inure to the benefit of the Parties and their successors and permitted assigns.

11.2 Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be given by personal delivery, electronic mail, by overnight express courier with confirmation of delivery, or by certified or registered mail, return receipt requested. Notices shall be sent to the addresses set forth on the signature page of this Agreement or such other address as either Party may specify in writing. If notice is sent to Distributor, it shall be sent to the person bearing the title set forth below Distributor’s signature to this Agreement. Notice will be deemed given on the date delivered, if delivered personally; on the date of delivery, if by mail or overnight express courier; if by email, upon a written confirmation of such email.

11.3 Waiver. All waivers must be in writing. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

11.4 Severability. In the event that any provision of this Agreement shall be unenforceable or invalid under any applicable law or be so held by applicable court decision, such unenforceability or invalidity shall not render this Agreement unenforceable, or invalid as a whole, and, in such event, any such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or intended provision within the limits of applicable law or applicable court decisions.

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11.5 Attorney’s fees. In the event any proceeding or lawsuit is brought by either Party in connection with this Agreement, the prevailing Party in such proceeding shall be entitled to receive its costs, expert witness fees, and reasonable attorney’s fees, including costs and fees on appeal.

11.6 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Nevada without giving effect to any conflicts of law principles that would require the application of the laws of a different state.

11.7 Dispute Resolution.

11.7.1     Process. In the event there is a dispute between the Parties arising out of or otherwise relating to this Agreement, the Parties agree to promptly meet in good faith to try to resolve such dispute, and to escalate the dispute to senior management of each Party for resolution. If the Parties are unable to resolve any such dispute within ten (10) days after such meeting, then any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in the State of California, Orange County, before one arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on any arbitration award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

11.7.2     Continue to Perform. The Parties will continue to perform under this Agreement during the dispute resolution process.

11.7.3     Injunctive Relief. Notwithstanding the dispute resolution provision contained herein, each Party may seek injunctive relief or other equitable relief, at any time, in any court of competent jurisdiction, to protect or enforce such Party’s rights hereunder.

11.8 No Agency. The Parties to this Agreement are independent contractors, and no agency, partnership, joint venture, employee-employer or franchiser-franchisee relationship is intended or created by this Agreement.

11.9 Compliance with Laws. The Parties shall comply with all laws and regulations (including anti-corruption, export and import laws) applicable to its activities under this Agreement in all material respects and shall bear their respective costs and expenses in connection therewith.

11.10 Construction. The headings of Sections of this Agreement are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section. When used in this Agreement, the term “including” means “including without limitation,” unless expressly stated to the contrary. Each Party acknowledges it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in connection with the construction or interpretation of this Agreement. Supplier also acknowledges and agrees that time is of the essence in the delivery of the Products and Supplier’s other obligations under this Agreement.

11.11 Amendments. Any amendments, modifications, supplements, or other changes to this Agreement must be in writing and signed by a duly authorized representative of each Party.

11.12 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute or proceeding relating to or arising hereunder, shall be in the English language. In the event of any discrepancy or inconsistency between the English version of this Agreement (and all associated documents or correspondence concerning this Agreement) and any other language version, the English language version will prevail.

11.13 Counterparts; Facsimile; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original, and all of which together will constitute one instrument. This Agreement may be executed by facsimile or electronic signatures.

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11.14 Independent Contractors. The relationship between the Parties under this Agreement is solely that of independent contractors, and no agency, partnership, joint venture, franchise or employment relationship is established hereunder. Neither Party has the authority to bind the other Party to any agreement with a third party, without the other Party’s prior written consent thereto in each instance.

11.15 Entire Agreement. This Agreement, including the Schedules, Exhibits, and terms and conditions attached hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous representations, understandings, agreements, communications, or purchase orders between the Parties, whether written or oral, relating to the subject matter hereof. This Agreement will not be effective unless it is executed (including, in counterparts) by both Parties.

[SIGNATURE PAGE FOLLOWS]

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In Witness Whereof, by having its authorized representative sign below, each Party has executed this Supply and Distribution Agreement as of the Effective Date.

iPower Inc.	Global Product Marketing, Inc.
/s/ Chenlong Tan Authorized Signature	/s/ Stanley Wu Authorized Signature

Chenlong Tan Printed Name	Stanley Wu Printed Name

Chief Executive Officer Title	________________________________ Title
Notice Addresses: Law.t@meetipower.com Email	Notice Addresses: ________________________________ Email

Address:	Address: ________________________________

Shareholder: ETTS AI Investment LLC

/s/ Stanley Wu Authorized Signature

Stanley Wu Printed Name

Member Title
Notice Addresses: ________________________________ Email

Address:

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Exhibit A

PRODUCTS, PURCHASE PRICE & LEAD TIMES

Product/Brand	Purchase Price (U.S. Dollars)
All current/active SKUs as of February 1, 2026.	TBD

Territory: United States, Mexico, Canada

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